EXHIBIT 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

12 May 2005

Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 11 May 2005 The Honourable James A. Grant, P.C., C.M., Q.C., a non-executive director of the Company, exercised an option granted to him under the BioChem Pharma Stock Option Plan and acquired 31,859 ordinary shares of £0.05p each in the Company at an option price of £2.50p per share.

As a result of this transaction The Honourable James Grant has an interest, excluding unexercised share options, in 68,269 ordinary shares of £0.05p each in the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.